Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S‑8 of Glacier Bancorp, Inc. (the Company) for the registration of 321,027 shares of Glacier common stock issuable upon the exercise of the Guaranty options, of our reports dated February 25, 2025, with respect to the consolidated financial statements of Glacier Bancorp, Inc. and the effectiveness of internal control over financial reporting, included in the Company's Annual Report on Form 10‑K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Forvis Mazars, LLP
Denver, Colorado
October 2, 2025